Exhibit 23.13

CONSENT OF TIM GEORGE

The undersigned hereby consents to (i) the inclusion in the prospectus supplement (the “Prospectus Supplement”) to the Registration Statement on Form S-3 (File No. 333-286531) of i-80 Gold Corp. (the “Company”) of the references to the undersigned’s involvement in the preparation and review of the scientific and technical information described therein (the “Technical Information”); (ii) the reference to my name under the heading “Interests of Experts” in the Prospectus Supplement; and (iii) the filing of this consent with the United States Securities and Exchange Commission (the “SEC”) and of the incorporation by reference of this consent, the use of my name and the Technical Information into the Company’s Registration Statement on Form S-3 (No. 333-286531), and any amendments and supplements thereto, filed with the SEC.

/s/ Tim George

Tim George, P.E.

May 13, 2025